EXHIBIT 5.8

Watkins Ludlam Winter & Stennis, P.A., Special MS Counsel

633 North State Street, Jackson, Mississippi 39202

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-4 (File No. 333-111710) of United Agri Products, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company named as guarantors therein (the “Guarantors”). We have acted as special Mississippi counsel to Tri-State Delta Chemicals, Inc., a Mississippi corporation (“the Mississippi Subsidiary”), which is a wholly-owned subsidiary of the Company and a Guarantor, in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (each a “Guarantee” or collectively the “Guarantees”) by each of the Guarantors, for a like principal amount of the Company’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have been guaranteed by each of the Guarantors.

In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

January 31, 2005

2. Indenture dated as of December 16, 2003 among the Company, the Guarantors and JP Morgan Chase Bank, as trustee (the “Indenture”), including the Guarantee of the Mississippi Subsidiary included therein;

3. Registration Rights Agreement dated as of December 16, 2003 among the Company, Guarantors and UBS Securities, LLC, Goldman, Sachs & Co. and Bear, Stearns & Co., Inc., as initial purchasers (the “Registration Rights Agreement”);

4. a Certificate of Existence/Authority (the “Certificate”) for the Mississippi Subsidiary dated January 5, 2005;

5. a certificate of the Secretary of Mississippi Subsidiary, dated January 31, 2005 (the “Secretary’s Certificate”);

6. the articles of incorporation and bylaws of the Mississippi Subsidiary, certified in the Secretary’s Certificate as being in full force and effect as of the date hereof; and

7. copies of the executed Unanimous Written Consent of the Directors of the Mississippi Subsidiary, dated December 11, 2003 (the “Resolutions”), relating to the Indenture and the Guarantee of the Mississippi Subsidiary included therein and the other transactions contemplated by the Registration Statement, certified in the Secretary’s Certificate as being true, complete and correct and in full force and effect without amendment as of the date hereof.

In preparing this opinion, we have relied without independent verification as to matters of fact material to this opinion upon the statements, certificates and representations of officers, employees and other representatives of the Mississippi Subsidiary, including but not limited to the representations in the Secretary’s Certificate and the Indenture.

For purposes of our opinion, we have relied, without investigation, upon the assumption that:

(a) Each document submitted to us for review is accurate and complete and each document that is an original is authentic;

(b) Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine and each certificate issued by a governmental official, office or agency concerning a person’s status, including but not limited to certificates of corporate existence, is accurate, complete and authentic; and

(c) All official public records (including their proper indexing and filing) are accurate and complete.

January 31, 2005

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

1. The Mississippi Subsidiary is a corporation validly existing and, based on the Certificate, is in good standing under the laws of the State of Mississippi, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee of the Mississippi Subsidiary included therein.

2. The issuance of the Guarantee of the Mississippi Subsidiary has been duly authorized by all necessary corporate action on the part of the Mississippi Subsidiary.

3. The execution, delivery and performance by the Mississippi Subsidiary of the Indenture and the Guarantee of the Mississippi Subsidiary included therein do not and will not violate the provisions of the Articles of Incorporation and Bylaws of the Mississippi Subsidiary.

This opinion is being rendered at the request of the Company in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel for the Issuer.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion as Exhibit 5.8 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

/s/    Watkins Ludlam Winter & Stennis, P.A.